 Annual Incentive Plan (AIP) Document       Exhibit 10.2

Important Information

•	This document contains the terms and conditions of the Annual Incentive Plan (AIP) for Peak Resorts, Inc., established by the Compensation Committee (the Committee) of the Board of Directors.

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This AIP document contains confidential information about the financials and operations of Peak Resorts.  This Plan may not be shared with anyone outside of Peak Resorts, and each Participant is required to keep this Plan and its contents confidential at all times.

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Receipt of a bonus under this Plan is not guaranteed. Employees may receive a bonus under the effective terms of the Plan, if they are eligible and the Company meets the performance criteria defined in the Plan.

Plan Objectives

•	The objectives of the Annual Incentive Plan are to:
o	Share in the success of the business when financial goals are met or exceeded;
o	Support a pay-for-performance philosophy by providing a financial incentive for key leadership employees who significantly affect the Company’s growth and profitability;
o	Align Company leaders around the same business objectives by encouraging cooperation toward the attainment of key business goals that will increase the Company’s value;
o	Reward individual performance for those who achieve or exceed their goals;
o	Help attract and retain outstanding leadership employees.

Effective Dates

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The Plan is effective for FY2017, and will remain in effect, until amended or terminated. The Plan Year will run concurrently with the fiscal year under which employees are governed.  Currently, the Plan Year is May 1st through April 30th.

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This Plan supersedes all prior written or oral plans, promises, agreements, practices, understandings, negotiations and/or incentive arrangements between each individual Participant and the Company relating to bonuses.  This Plan describes the sole and exclusive annual bonuses the Company is offering to Participants.

Eligibility

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Eligibility under the Plan is limited to leadership employees as approved annually by the Chief Executive Officer (CEO) of the Company.  An employee who is eligible to participate in this Plan must meet the following criteria:

o

He or she must be assigned one of the following “eligible positions” within the Company.  Other titles may be added throughout the fiscal year as business needs dictate, as long as they fall into the eligible Career Stage of Sr. Director or above.  The list of eligible titles may be amended throughout the year and the Plan document will be updated annually.

Sr. Directors

Sr. Director, Finance	Sr. Director, Food & Beverage	Sr. Director, HR
Sr. Director, Operations	Sr. Director, Resort Services	Sr. Director, Marketing
Sr. Director, Park Services	Sr. Director, GM	Sr. Director, Risk
Sr. Director, IT	Sr. Director, Mountain Operations	Sr. Director, Executive Chef

Vice Presidents

VP, GM	VP, Permitting & Planning	VP, Controller
VP, Operations	VP, Special Projects

Senior Vice Presidents

Operations, IT, Finance

Finance/COO

Executive Vice Presidents

Finance, Real Estate

Chief Executive Officer

o	He or she must be actively employed by Peak Resorts in an eligible position through the date bonus payment checks are issued.

o	A Participant who is hired and commences employment after the beginning of the fiscal year may be eligible for a prorated portion of a bonus.

o	A Participant who is promoted into an eligible position after the beginning of the fiscal year may be eligible for a prorated portion of a bonus.

o

A Participant must be “Meeting Expectations” or higher in the most recent performance management cycle, and must be in good standing and not on any disciplinary performance plan to receive a bonus.  If a Participant is rated below Meeting Expectations and/or on a disciplinary performance plan, he or she may be eligible to receive a bonus only if an exemption is approved, in writing, by the CEO.

Target Percentages

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The target bonus percentages for employees are a percentage of base salary, depending on position.  The CEO may amend the target bonus percentages at his or her sole discretion on a yearly basis by the end of the first quarter of each fiscal year and while the attainment of Resort EBITDA performance targets and corresponding funding levels are substantially uncertain; however, the CEO may not change the AIP Target Percent of any officer meeting the definition of “executive officer” pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended (which includes, but is not limited to, the CEO, Chief Financial Officer and Executive Vice President-Real Estate). The AIP Target Percent of executive officers other than the CEO shall be approved by the Board of Directors upon the recommendation of the Committee. The AIP Target Percent of the CEO shall be approved by the Committee and subject to ratification by the Board of Directors.

Career Stage	AIP Target Percent
Sr. Directors	10%
Vice President	20%
Sr. Vice President	30%
Finance/COO	35%
Executive Vice Presidents	40%
CEO	50%

Funding Mechanism

•	The performance criteria for the Plan have been determined by the Committee and the Board of Directors. The performance measures and their weighting for the Plan are:

Performance Criteria for Participants	Weight
Reported EBITDA	100%

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Reported EBITDA (defined as net income before interest, income taxes, depreciation and amortization, gain on sale leaseback, investment income, other income or expense and other non‑recurring items, exclusive of the cost under this plan.). Actual Reported EBITDA results and ultimate payout will be based on the audited financial statements for the fiscal year.

o	Funding will only commence once 85% of the annual Reported EBITDA goal has been achieved.

o

Funding will cap after 120% of the annual Reported EBITDA goal has been achieved.  Any additional funding or payout can be explored by the CEO but only paid upon the approval of the Committee and the Board of Directors.

Individual Performance

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Upon the Plan funding, the bonus calculation will be influenced by individual performance. Individual performance for all employees participating in the Plan will be determined through the applicable fiscal year performance review process, which will be conducted by the employees’ immediate supervisor, with review and approval given by the CEO.  The review process for all executive officers shall be conducted by the independent members of the Board of Directors with input from the management members of the Board of Directors other than the executive officer being evaluated.

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The final performance score will determine the incentive payment,  with higher performing employees receiving a higher multiplier. For those employees promoted into a higher level position, any applicable incentive payments will be calculated by applying the “Meeting Expectations” performance variable to the incentive target for the new position

Unsatisfactory	Needs Improvement	Meeting Expectations
0%	25% - 75%	100%

Proration

•	If a prorated bonus is payable, the following rule applies: proration will be calculated on the basis of 1/12 for each calendar month of eligibility. A Participant, who is hired,

promoted or received a salary change after the 15th of the month will not be eligible in that particular month but will rather be eligible beginning on the first of the following month.

•	The circumstances that may warrant prorated bonus payment include, but are not limited to:
o	Base salary changes;
o	Target bonus opportunity changes (due to a promotion or demotion);
o	Commencement of employment and new entrance into this Plan; and
o	Qualified leave of absence, disability or death of Participant (as discussed below).

Plan Payouts

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Bonus payments, if any, will be payable following completion of the audited financial results of the Company through the end of the fiscal year, but in no event later than the 15th day of the third month following the last day of the Plan Year (i.e., currently, July 15th).  Payments will be paid as soon as practical following the end of the fiscal year and will be paid by payroll check or direct deposit, minus applicable deductions and withholding as required by law.  In addition, in the sole discretion of the Board of Directors, up to 50% of the bonus amounts may be paid in restricted stock units of the Company.  Any payment of bonus amounts with restricted stock units shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, and such restricted stock units shall have a vesting schedule as determined by the Board of Directors upon issuance of the awards.

Termination of Employment

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Incentive payments under the Plan do not vest until the date Plan payments are made.  To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made.  Employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible for a payment.

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However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death or long-term disability, he or she is entitled to receive a pro-rated payment for the portion of the fiscal year the employee was actively employed, to the extent he or she would have been entitled to a payment if he or she had been employed on the date of payment.

Leaves of Absence and Short Term Disability

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If a Participant takes an approved leave of absence (including a medical leave under the Company’s Short-Term Disability Program) during the fiscal year for fewer than 30 days, no adjustment will be made in the payout calculation or in the Participant’s metrics.

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If the leave of absence extends for more than 30 days during the fiscal year, the Participant may be eligible for a prorated payout calculated in accordance with the other terms of this Plan, subject to any different treatment required under the Family and Medical Leave Act or other applicable law.  All payments (if any) will be paid on the same date that active Participants receive payment.

Death and Long Term Disability

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In the event of long-term disability or death, a prorated payment based on the length of service during the Plan Year will be paid in accordance with this Plan.  All such payments (if any) will be paid on the same date that active Participants receive payment.

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“Long-term disability” is defined as eligibility to receive long-term disability benefits under the Company’s LTD Policy.  For proration purposes, active service ends when the employee is no longer paid regular wages through payroll for work performed.

Loans, Advances or Draws

•	Loans, advances, or draws against potential payments will not be made under this Plan.

Plan Administration, Modification and Discontinuance

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This Plan is administered by the Compensation Committee of the Board of Directors. The Committee has authority to interpret the Plan and to create, amend, terminate this plan or nullify any rules and procedures at any time or if deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events.  The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Committee.  For the avoidance of doubt, the Committee may amend, modify or terminate the Plan at any time in its sole discretion, including during a Plan Year so that no payment is made for such Plan Year.

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No Plan payouts will be made until and unless the Committee has certified that the performance goals and all other material terms have been satisfied.  The Committee has the sole discretion to modify the application of this Plan.

Continued Employment

•	Neither the establishment of this Plan nor participation in this Plan shall in any way affect the employment relationship between the Company and Participants in this Plan.

•	All Participants in this Plan are employed on an “at will” basis. Peak Resorts reserves the right to terminate a Participant’s participation at any time, with or without cause.

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Nothing in this Plan shall be construed to create or imply the guarantee or the creation of a contract of employment between the Company and any Participant or a right to continued employment for any specified period of time.

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To ensure that this Plan best supports the Company’s overall business objectives and strategies, this Plan may be reviewed periodically and may be modified, amended or terminated at the Company’s sole discretion.